Exhibit 99.1

Local Corporation Appoints Two New Board Members

Strengthens Board with Experts in Digital Marketing and IP Licensing

IRVINE, Calif., June 10, 2014 — Local Corporation (NASDAQ: LOCM), a leading local advertising technology company, today announced the appointment of David M. Hughes, 45, and John M. Payne, 58, to its board of directors.

“David and John’s proven track records of strong leadership and past success in building and leading digital technology companies are a perfect complement to Local Corporation’s overall strategic vision,” said Fred Thiel, Local Corporation chairman and chief executive officer. “We welcome them to our board and look forward to their valuable contributions to our continued growth and success.”

David M. Hughes

Hughes brings 15 years of strategic executive leadership experience with public and private companies. He is currently the CEO of The Search Agency, a global digital marketing company that provides integrated multi-channel online marketing strategies, implementation and ongoing optimization to help partners grow their businesses. In this role, Hughes is responsible for hands on management of the company’s managed services and software-as-a-service platform products.

Prior to joining The Search Agency in 2004, Hughes served as senior vice president of corporate development for United Online, Inc. He led all user acquisition programs, new products and services for NetZero/Juno customers, broadband services, development and implementation of search services and large strategic relationships. Hughes also served as a management consultant for the Boston Consulting Group and was an associate with Mercer Management Consulting. Hughes is a graduate of Harvard University’s Graduate School of Business Administration, where he received a master’s of business administration and the Dean’s Award for leadership. He also holds a bachelor of arts degree with honors from the University of Western Ontario. He was previously president and a board member of the 2,200-member Harvard Business School Association Club of Southern California and currently serves as a board member for Spark Networks (Lov), YPOLA, and The Huron University College Foundation USA.

John M. Payne

Payne has 30 years of experience leading public and private companies with a history of success in building or turning around early stage software and technology companies. Payne is currently the CEO of SimpleAir, Inc., an inventor-owned technology licensing company with interests and intellectual property assets focused on smartphones, wireless content delivery, mobile applications, messaging and push notifications. He also serves as lead inventor for all of the patents in the SimpleAir portfolio, covering more than 12 patents in two product families. The SimpleAir patent portfolio is widely licensed in the mobile industry by companies that include Apple® for its Apple Push Notification.

Payne has served as CEO of more than 10 digital technology, enterprise security and compliance companies, including Zumbox, the leading provider of digital postal mail services; Breach Security, Inc., an enterprise application security company; CircleUp, Inc., the leading group messaging platform for payments, wireless and VOIP services; Preventsys, an enterprise regulatory compliance and security risk management company, which was acquired by McAfee in 2010; and Airmedia, a wireless push technology company. Prior to this, Payne was the CEO and founder of handheld start-up, Fingertip

Technologies, Inc., and Financial MicroSystems, Inc., a provider of banking industry platform automation solutions. He also served as the CEO of two public Internet companies, Stamps.com (NASDAQ: STMP) and Day Software (SWX: DAYN). As CEO Payne, was responsible for leading the successful IPO of Stamps.com and led the turnaround of enterprise software company, Day Software, which was recently acquired by Adobe. Payne is an experienced fundraiser who has raised more than $550 million in public and private equity, including more than $150 million in early stage venture capital from well-known venture firms and strategic investors. He currently serves as managing director for Outset Ventures, a start-up studio that fosters the successful development of multiple companies by providing guidance, resources and capital, and focuses on turning valuable ideas into successful operating companies. Payne also serves as an advisory board member for Digital Offering LLC and has served on the boards of several private and public companies.

In conjunction with the appointment of Hughes and Payne, Heath Clarke has resigned from the board effective immediately, but will continue to provide consulting services to the company as previously agreed.

Both Hughes and Payne will serve as a Class III Directors. Hughes will also serve on the company’s Audit Committee.

About Local Corporation

Local Corporation (NASDAQ:LOCM) is a leading local advertising technology company that connects millions of online and mobile consumers with businesses and products through a variety of innovative digital advertising solutions. The company’s patented Krillion® local shopping platform aggregates, localizes and distributes dynamic, national and regional retail shopping content, from approximately 120,000 store locations, representing nearly 3 million localized products. For more information, visit: http://www.localcorporation.com or http://www.krillion.com. To download the company’s iOS® 7-compatible Havvit™ shopping app, go to: iTunes® (http://bit.ly/1d8Y111).

Forward Looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “anticipate,” “plan,” “will,” “intend,” “believe” or “expect’” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Key risks are described in the filings we make with the U.S. Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. Unless otherwise stated, all site traffic and usage statistics are from third-party service providers engaged by the company. Traffic and our monetization of that traffic combine to determine our revenues for any given period. Our traffic volume alone for a period should not be viewed as demonstrative of our financial results for such period.

IOS is a trademark or registered trademark of Cisco in the U.S. and other countries and is used under license.

Apple is a registered trademark of Apple Inc.

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Investor Relations Contact:

Kirsten Chapman

LHA

415-433-3777

local@lhai.com

Media Relations Contact:

Cameron Triebwasser

Local Corporation

949-789-5223

ctriebwasser@local.com